Exhibit 99

   Seacoast Financial Services Corporation Announces Earnings for 2003 and an
                     8% Increase in Quarterly Cash Dividend

    NEW BEDFORD, Mass.--(BUSINESS WIRE)--Jan. 27, 2004--Seacoast Financial Services Corporation (Nasdaq:SCFS) holding company for Compass Bank and Nantucket Bank, today announced earnings for 2003. For the year ended December 31, 2003, net income was $29.5 million, or $1.21 per diluted share, compared to net income of $36.6 million, or $1.57 per diluted share, for the year ended December 31, 2002. The earnings in 2003 were negatively impacted by both the settlement with the Massachusetts Department of Revenue of $5.9 million for additional state taxes and interest applicable to the tax treatment of dividends received from Real Estate Investment Trust (REIT) subsidiaries in the years 1999 through 2002, and the related increase in the ongoing effective tax rate as a result of the elimination of the REIT.
    Yesterday, Seacoast announced that it had reached a definitive agreement to be acquired by Sovereign Bancorp, Inc. (Sovereign) in an all-stock transaction valued at approximately $1.1 billion. Under terms of the agreement, shareholders of Seacoast will receive 1.461 shares of Sovereign common stock if the share price of Sovereign's common stock equals or exceeds $23.96 per share (the 15-day average market closing price of Sovereign shares on January 23, 2004) following receipt of the requisite shareholder and regulatory approvals. If Sovereign's share price at such time is less than $23.96 per share, shareholders of Seacoast will receive sufficient shares of Sovereign common stock to provide them with $35.00 of value, but in no event will Seacoast shareholders receive more than 1.6231 shares of Sovereign common stock per share of Seacoast common stock.
    The merger is subject to approval by various regulatory agencies and Seacoast shareholders. It is anticipated that the transaction will close in the third quarter of 2004.
    Net income for the fourth quarter ended December 31, 2003 totaled $9.6 million, or $.38 per diluted share, compared to $9.2 million, or $.40 per diluted share, for the fourth quarter of the previous year. During the fourth quarter of 2003, the Company completed the integration of Bay State Bancorp, Inc. (Bay State) which was acquired on May 31, 2003. It is expected that additional operating efficiencies will be realized in 2004 as a result of this integration.
    Kevin G. Champagne, President and Chief Executive Officer, commented, "We completed another successful year in 2003. Loan and deposit growth exceeded 20%, aided by our acquisition of Bay Sate Bancorp. Asset quality improved from levels that were already fairly strong. We expanded our footprint into the Boston market and after consummating our pending acquisition of Abington Bancorp, Inc, we will add 17 branch locations in the South Shore area. This acquisition is scheduled to close early in the second quarter, subject to regulatory and Abington shareholder approvals."
    Total assets at December 31, 2003 were $4.4 billion compared to $3.7 billion at December 31, 2002, an increase of 18%. Total loans increased by $600 million or 20% to $3.6 billion. Deposits totaled $2.9 billion at December 31, 2003, an increase of 21% from $2.4 billion a year ago. The majority of the growth occurred in lower cost core deposit accounts.
    Total stockholders' equity at December 31, 2003 was $390.9 million or 8.9% of total assets versus $319.5 million or 8.6% of total assets at December 31, 2002. Tangible book value per share was $10.44 at December 31, 2003 versus $12.15 at December 31, 2002.
    The allowance for loan losses was $43.3 million, or 1.21% of total loans at December 31, 2003 compared to $34.4 million, or 1.15% of total loans at December 31, 2002. Non-performing loans totaled $14.7 million, or 0.41% of total loans at December 31, 2003 compared to $14.1 million, or 0.47% of total loans at December 31, 2002. Non-performing assets were $14.9 million, or 0.34% of total assets at December 31, 2003 compared to $15.4 million, or 0.42% of total assets at December 31, 2002.
    Net interest income totaled $133.7 million for 2003 compared to $118.8 million in 2002, an increase of $14.9 million, or 13%. Seacoast's net interest margin in 2003 was 3.43% compared to 3.52% in 2002. Net interest income, and therefore the net interest margin, were negatively impacted by the adoption of a new accounting standard (FIN46R) issued in the fourth quarter of 2003 related to the Company's trust preferred securities. The adoption of this new standard resulted in the reclassification and restatement of minority interest expense as interest expense. As a result, included in interest expense in 2003 and 2002 was $5.7 million and $2.9 million of interest on subordinated debentures. This reduced the net interest margin by 15 and 8 basis points in 2003 and 2002, respectively.
    Total fee and other income was $16.4 million in 2003 compared to $14.2 million in 2002, an increase of $2.2 million, or 15%. Gains on sales of securities and loans in 2003 of $2.5 million were realized as compared with a net loss of $14,000 in 2002.
    Total non-interest expense was $85.8 million for 2003 compared to $69.0 million in 2002. This increase was generally attributable to franchise expansion as a result of the Bay State acquisition.
    Seacoast Financial also announced that its Board of Directors voted a quarterly cash dividend of $.14 per share, or an 8% increase from the prior quarterly dividend. The dividend will be payable on February 20, 2004, to stockholders of record on February 6, 2004.

    Seacoast Financial Services Corporation is the holding company for CompassBank and Nantucket Bank and is headquartered in New Bedford, Massachusetts. CompassBank is a $4 billion state chartered savings bank serving Greater Boston and Southeastern Massachusetts through a network of 48 full service branch offices and 52 branch and remote ATMs, a customer call center and on-line banking at www.compassbank.com. Nantucket Bank is a $500 million state chartered savings bank serving Nantucket Island with 3 full service branch offices. The banks provide a wide array of financial services including consumer banking, mortgage lending, commercial lending, consumer finance, private banking and alternative investments to retail and business customers.

    The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of movements in interest rates, the possibility of disruption in credit markets, successful implementation and integration of acquisitions, the effects of economic conditions and the impact of legal and regulatory barriers and structures. Actual results may differ materially from such forward-looking statements. Seacoast Financial assumes no obligation for updating any such forward-looking statements at any time.

    Financial Highlights to Follow


       Seacoast Financial Services Corporation and Subsidiaries
                            (Nasdaq: SCFS)
              Selected Consolidated Financial Information
             (Dollars in thousands, except per share data)
                              (Unaudited)

                             Years Ended         Three Months Ended
                            December 31,            December 31,
                       ----------------------- -----------------------
                             2003        2002        2003        2002
                       ----------- ----------- ----------- -----------
Interest income:
   Loans                 $206,447    $191,062     $52,897     $48,621
   Investments             19,439      26,022       4,684       6,157
                       ----------- ----------- ----------- -----------
     Total interest
      income              225,886     217,084      57,581      54,778

Interest expense           92,155      98,265      22,609      24,398
                       ----------- ----------- ----------- -----------
Net interest income       133,731     118,819      34,972      30,380

Provision for loan
 losses                     7,871       7,247       1,500       1,862
                       ----------- ----------- ----------- -----------
Net interest income
 after provision          125,860     111,572      33,472      28,518
                       ----------- ----------- ----------- -----------
Noninterest income:
   Net gain (loss) on
    sale of loans
     and securities         2,525         (14)      1,841         (55)
       Loss on pension
        plan termination       --        (446)         --          --
   Fees and other
    income                 16,365      14,175       4,288       3,387
                       ----------- ----------- ----------- -----------
     Total noninterest
      income               18,890      13,715       6,129       3,332
                       ----------- ----------- ----------- -----------

Noninterest expense:
   Salaries and
    employee benefits      43,313      36,921      11,778       8,903
   Amortization of
    intangibles             1,442         806         496         188
   Other noninterest
    expense                41,002      31,319      11,172       8,738
                       ----------- ----------- ----------- -----------
     Total noninterest
      expense              85,757      69,046      23,446      17,829
                       ----------- ----------- ----------- -----------
Income before taxes        58,993      56,241      16,155      14,021
Income taxes               29,450      19,633       6,524       4,829
                       ----------- ----------- ----------- -----------
Net income                $29,543     $36,608      $9,631      $9,192
                       =========== =========== =========== ===========

Net income per share -
 diluted                    $1.21       $1.57        $.38        $.40
Net income per share -
 basic                      $1.24       $1.60        $.39        $.41
Weighted average
 common and common
 stock equivalent shares
 outstanding - diluted  24,321,591  23,366,345  25,348,992  23,128,142
                       =========== =========== =========== ===========
Weighted average
 common share
 Outstanding - basic   23,846,934  22,824,313  24,775,181  22,593,979
                       =========== =========== =========== ===========

       Seacoast Financial Services Corporation and Subsidiaries
      Selected Consolidated Financial and Statistical Information
           (Dollars in thousands, except per share amounts)
                              (Unaudited)

                                            December 31,  December 31,
                                                2003          2002
                                            -----------   -----------
Total assets                                $4,385,131    $3,705,460
Investment securities                          432,264       489,755
Loans                                        3,591,405     2,991,171
Allowance for loan losses                       43,321        34,354
Goodwill                                       115,514        33,903
Deposits                                     2,917,361     2,403,875
Borrowings                                   1,049,328       955,982
Stockholders' equity                           390,857       319,488
Number of common shares outstanding         25,822,830    23,372,574
Book value per share                             15.14         13.67
Tangible book value per share                    10.39         12.15
Equity-to-assets ratio                            8.91 %        8.62 %
Non-performing assets                           14,946        15,423
Non-performing assets to total assets             0.34 %        0.42 %
Non-performing loans                            14,680        14,073
Non-performing loans to total loans               0.41 %        0.47 %



                                                        Three Months
                                        Years Ended         Ended
                                        December 31,    December 31,
                                      --------------- ----------------
                                         2003   2002    2003     2002
                                      -------- ------ ------- --------
 Yields:
 Loans                                   6.11%  6.88%   5.91%    6.58%
 Investments                             3.72   4.31    3.40     4.30
 Yield on earning assets                 5.79   6.42    5.58     6.21
 Non-time deposits                       0.98   1.43    0.94     1.31
 Time deposits                           2.80   3.64    2.66     3.40
 Borrowed funds                          4.44   5.08    4.29     5.04
 Cost of funds                           2.60   3.25    2.41     3.10
 Net interest spread                     3.19   3.17    3.17     3.11
 Net interest margin                     3.43   3.52    3.39     3.45
 Return on average assets                0.71   1.02  0.86(1)  0.98(1)
 Return on average equity                8.18  11.48  9.67(1) 11.10(1)

(1)  Annualized



    CONTACT: Seacoast Financial Services Corporation
             James R. Rice, 508-984-6102